SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------


                                   FORM 8-K/A1

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 20, 1998



                                 WORLDCORP, INC.
               (Exact name of registrant as specified in charter)


Delaware                        1-5351                             94-3040585
(State or other              (Commission                        (IRS Employer
jurisdiction of              File Number)                 Identification No.)
incorporation)


                   13873 Park Center Road, Suite 490, Herndon,
                      Virginia 20171 (Address of principal
                               executive offices)

(Zip Code)


       Registrant's telephone number, including area code: (703) 834-9200

EXPLANATORY NOTE: Pursuant to Item 7, this Form 8-K/A1 amends Item 7 of WorldCorp, Inc.'s ("WorldCorp") Current Report on Form 8-K filed on May 5, 1998, to provide the financial statements of the business being acquired and the pro forma financial information required by Item 7. The remaining items have not been amended and have not been restated in this Form 8-K/A1.

Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          (a)    Financial statements of business acquired.

                 Audited financial statements of Paper Acquisition Corp. ("Paper") as of and for the period ended December 27, 1997.

          (b)    Pro forma financial information (unaudited).

                 Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997. Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
                 December 31, 1997 and Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

          (c)    Exhibits

                 Subscription and Contribution Agreement*;
                 Guaranty*;
                 Five-Year Senior Secured Promissory Note*;
                 One-Year Senior Secured Promissory Note*;
                 Pledge Agreement*;
                 WorldCorp Option Agreement*;
                 WorldCorp Acquisition Corp. Option Agreement*; Financial Consulting Agreement*; and
                 Form of Warrant and Purchase Agreement.*
                  ---------------------
                  *Previously filed on May 5, 1998.

                                                     SIGNATURE

     Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  WORLDCORP, INC.



                                  By:     ____________________________________
                                          Patrick F. Graham
                                          President and Chief Executive Officer


Date:  July __, 1998

PAPER ACQUISITION
CORP.
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 27, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
and Stockholders of Paper Acquisition Corp.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income and stockholders' equity and cash flows present fairly, in all material respects, the financial position of Paper Acquisition Corp. and its subsidiaries at December 27, 1997, and the results of their operations and their cash flows for the period from December 31, 1996 (inception) through December 27, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP
Boston, Massachusetts
June 5, 1998

PAPER ACQUISITION CORP.
Consolidated Balance Sheet



                                                                         December 27,
                                                                                1997


ASSETS
Current assets:
     Cash                                                                $      89,444
     Accounts receivable, less allowance for doubtful accounts
        and sales returns of $294,000                                        4,046,740
     Inventories
        Raw materials                                                        1,204,804
        Work-in-progress and finished goods                                    606,587
     Deferred income taxes                                                   1,065,008
     Prepaid expenses and other current assets                                 201,363
                                                                          ------------
         Total current assets                                                7,213,946

Note receivable from related party                                           2,250,000
Property and equipment, net                                                  2,064,724
Property held for sale                                                         640,000
Deferred income taxes, net                                                     449,024
Goodwill and other assets, net                                              24,785,529
                                                                            ----------
        Total assets                                                     $  37,403,223
                                                                            ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current maturities of long-term debt                                $   4,612,547
     Current maturities of Product Purchase Agreement                          525,000
     Accounts payable                                                        1,942,170
     Accrued expenses                                                        3,705,228
     Income taxes payable                                                    2,427,143
                                                                             ---------
        Total current liabilities                                           13,212,088
                                                                            ==========

Long-term debt                                                              13,486,682
Other long-term liabilities                                                  2,887,594
                                                                           -----------
Commitments and contingencies                                                       --
                                                                           -----------
        Total liabilities                                                   29,586,364
                                                                            ==========

Stockholders' equity:
Class A voting common stock, $0.01 par value, 1,000,000 shares
   authorized, 493,764 shares issued and outstanding                             4,938
Class B non-voting common stock, $0.01 par value, 10,000 shares
   authorized, 1,000 shares issued and outstanding                                  10
Additional paid-in capital                                                   4,411,716
Cumulative translation adjustment                                             (61,420)
Historical cost basis of continuing shareholder interest
   in excess of fair value of purchase price                                 3,184,769
Retained earnings                                                              276,846
                                                                           -----------
Total stockholders' equity                                                   7,816,859
                                                                          ------------

     Total liabilities and stockholders' equity                          $  37,403,223
                                                                            ==========

The  accompanying  notes are an integral  part of these  financial statements.

PAPER ACQUISITION CORP.
Consolidated Statement of Income

                                                  For the period from
                                                  December 31, 1996
                                                  (inception) through
                                                  December 27, 1997

Sales                                             $   48,072,537

Cost of sales                                         29,033,720
                                                      ----------

Gross margin                                          19,038,817

Selling, general and administrative                   12,319,929
                                                      ----------

Operating income                                       6,718,888
                                                      ----------

Other expense:
     Interest expense                                  2,769,780
     Other, net                                           87,018
                                                     -----------

        Total other expense                            2,856,798
                                                       ---------

Income before income taxes                             3,862,090

Income tax expense                                     3,585,244
                                                       ---------

Net income                                        $      276,846
                                                     ===========

The  accompanying  notes are an integral  part of these  financial statements.

PAPER ACQUISITION CORP.
Consolidated Statement of Stockholders' Equity


                                                   Class A   Class B  Additional  Cumulative                             Total
                                                   common    common   paid-in     translation    Dangling   Retained  stockholders'
                                                   stock     stock    capital     adjustment     Credit     earnings    equity
                                                   -----     -----    -------     ----------     ------     --------    ------

Balance as of December 31, 1996 (inception)       $    --   $   --   $       --  $       --    $       --  $       --  $         --
Issuance of Class A common stock for cash           4,000       --    3,996,000          --            --          --     4,000,000
Issuance of Class A common stock for acquisition    1,000       --      999,000          --            --          --     1,000,000
Issuance of Class B common stock for services          --       10        9,990          --            --          --        10,000
Historical cost basis of continuing shareholder
  interest in excess of fair value of purchase
  price ("Dangling Credit")                            --       --           --          --     3,184,769          --     3,184,769
Net income                                             --       --           --          --            --     276,846       276,846
Repurchase and retirement of common
  stock owned be Employee Stock
  Purchase Plan (Note 10)                            (62)       --    (593,274)          --            --          --     (593,336)
Cumulative translation adjustment                      --       --           --    (61,420)            --          --      (61,420)
                                                   -------  -------  ----------  ----------    ----------    --------  ------------

 Balance as of December 27, 1997                     4,938       10   4,411,716    (61,420)     3,184,769     276,846     7,816,859
                                                   =======    ===== ===========  ==========    ==========    ========    ==========



The  accompanying  notes are an integral  part of these  financial statements.

PAPER ACQUISITION CORP.
Consolidated Statement of Cash Flows


                                                     For the period from
                                                     December 31, 1996
                                                     (inception) through
                                                     December 27, 1997

Cash flows from operating activities:
Net income                                           $        276,846
     Adjustments to reconcile net income to
     net cash provided by operating activities:
       Amortization and depreciation                        8,335,855
       Write-off of inventory "step-up" to fair value         292,386
       Deferred income taxes                                (619,585)
       Loss on disposal of property and equipment              28,383
     Changes in operating assets and liabilities:
       Accounts receivable                                  1,938,229
       Inventories                                          1,455,642
       Prepaid expenses and other assets                       89,001
       Accounts payable, accrued expenses and
          other long-term liabilities                     (1,226,695)
       Income taxes payable                                   339,249
                                                         ------------

Net cash provided by operating activities                  10,909,311
                                                          -----------

Cash flows from investing activities:
     Acquisitions, net of cash acquired (Note 2)         (16,781,468)
     Proceeds from sale of property and equipment             746,243
     Capital expenditures                                   (114,214)
                                                     ----------------

     Net cash used in investing activities               (16,149,439)
                                                        -------------

Cash flows from financing activities:
     Proceeds from long-term debt                          21,500,000
     Refinancing of assumed debt                         (10,892,348)
     Proceeds from issuance of common stock                 4,000,000
     Principal payments on long-term debt                 (4,609,752)
     Borrowings under revolving credit facility, net               --
     Repurchase and retirement of common stock              (593,336)
     Loans to related party                               (2,250,000)
     Payment of loan origination fees                     (1,763,572)
                                                        -------------

     Net cash provided by financing activities              5,390,992
                                                       --------------

Effect of exchange rate changes                              (61,420)
                                                      ---------------

     Net change in cash                                        89,444

Cash at beginning of period                                        --
                                                     ----------------

Cash at end of period                                $         89,444
                                                       ==============
Supplemental disclosures of cash flow information:

Cash paid during the period for:
     Interest                                        $      2,402,909
     Income taxes                                           3,855,966



The  accompanying  notes are an integral  part of these  financial statements.

PAPER ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

        BASIS OF PRESENTATION
        Paper Acquisition Corp., a Delaware corporation, was organized in December 1996 to acquire and operate specialty paper businesses. On December 30, 1996, Paper Acquisition Corp. ("Paper") acquired all of the common stock of Frye Acquisition, Inc. and, simultaneously, Paper acquired, through its wholly-owned indirect subsidiary Frye Copysystems, Inc., selected assets and assumed certain liabilities of Technicarbon Company, L.P. (collectively, the "Acquisitions"). See Note 2 for further discussion of the Acquisitions.

        The consolidated financial statements for the period from December 31, 1996 (inception) to December 27, 1997 include the accounts of Paper and its wholly-owned subsidiaries Frye Acquisition, Inc.; Frye Carbon Products, Inc.; FryeTech, Inc. (formerly Frye Copysystems, Inc.) and Frye Carbon Products, Ltd., a Canadian company (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

        DESCRIPTION OF BUSINESS
        The Company manufactures and supplies speciality coated papers, inks and ribbons to business forms manufacturers in the United States, Canada and numerous foreign markets. The Company is headquartered in Urbandale, Iowa and currently has operating plants located in Dallas, Texas; Newburgh, New York; and Indianapolis, Indiana. The Company purchases the majority of its tissue paper from one supplier (Note 8). The Company considers its relationship with this supplier to be strong; however, alternative suppliers of tissue paper exist and are considered adequate by the Company for its requirements.

        FISCAL YEAR
        Prior to the transaction on April 20, 1998 (Note 14), the Company's fiscal year end was August 31. All other fiscal months end on the Saturday closest to the calendar month end. Accordingly, the accompanying consolidated financial statements have been presented as of and for the period ended December 27, 1997, which represents the December fiscal month end for the Company. The period from December 31, 1996 (inception) through December 27, 1997 represents 362 days of operations. The difference between the Company's results for this period and a full fiscal year is not material.

2.      ACQUISITIONS

        Effective December 30, 1996, in accordance with the Stock Purchase Agreement dated December 26, 1996, Paper acquired all of the outstanding stock of Frye Acquisition, Inc. (the "Predecessor"). The purchase price of $2,865,144 (excluding refinanced and assumed debt of $10,892,348) consisted of cash consideration of $985,122, a senior subordinated note with a face value of $937,640 (fair value of $880,022) and common stock of Paper valued at $1,000,000, which represents a 20% interest in Paper.

        As a result of the 20% continuing interest by shareholders of the Predecessor, the acquisition was accounted for under the purchase method of accounting in accordance with Issue No. 88-16 of the Emerging Issues Task Force of the Financial Accounting Standards Board, "Basis in Leveraged Buyout Transactions" ("EITF 88-16"). Accordingly, 80% of the purchase price was allocated to the assets and liabilities acquired at their respective fair values with the remainder allocated at the Predecessor's historical book values as of the date of acquisition.

        Simultaneous with Paper's acquisition of the Predecessor, and in accordance with the Asset Purchase Agreement dated December 27, 1996, Paper acquired, though its wholly-owned indirect subsidiary Frye Copysystems, Inc. ("Frye"), selected assets and assumed certain liabilities of Technicarbon Company, L.P. ("Technicarbon") for $15,995,600 of cash. Paper's and Frye's acquisition of Technicarbon was accounted for pursuant to the purchase method of accounting. The Acquisitions were financed primarily with the cash equity proceeds to Paper and through borrowings (Note 7).

        The application of the purchase method of accounting for the acquisition of Technicarbon and 80% of the Predecessor and the application of EITF 88-16 with respect to 20% of the acquisition of the Predecessor, resulted in excess aggregate purchase price (including aggregate direct acquisition costs of $417,725) over the fair value of net assets acquired of $31,083,235 ("Goodwill") and an allocation of excess historical carryover basis of the Predecessor over the related purchase price of $3,184,769 ("Dangling Credit").

        The purchase price allocations for the Acquisitions are summarized as follows:

        Price of Acquisitions,  including  acquisition
         costs, issuance of Paper common stock and
         issuance of senior  subordinated  notes payable,
         net of $616,979 of cash acquired                      $ 18,661,490
                                                                 ----------


        Fair market value of assets acquired and liabilities assumed and Dangling Credit was allocated as follows:

        Assets
               Accounts receivable                                              $       5,984,969
               Inventory                                                                3,559,419
               Prepaid and other current assets                                           290,364
               Property and equipment (including property held for sale)                3,546,942
               Deferred income taxes                                                    1,392,818
               Goodwill and other assets                                               32,939,578
                                                                                       ----------

                     Total Assets                                                      47,714,090
                                                                                       ----------

        Liabilities
               Accounts payable                                                         2,830,657
               Accrued expenses                                                         4,611,881
               Other long-term liabilities                                              1,131,909
               Income taxes payable                                                     2,087,894
               Deferred income taxes                                                      498,371
               Debt assumed                                                             2,934,749
               Assumed and refinanced debt                                             10,892,348
               Senior subordinated notes payable                                          880,022
                                                                                    -------------

                     Total liabilities                                                 25,867,831
                                                                                       ----------

               Dangling Credit                                                          3,184,769
                                                                                        ---------

                     Total purchase price allocations                           $      18,661,490
                                                                                      ===========

Subsequent to the Acquisitions, Frye Copysystems, Inc. changed its name to FryeTech, Inc.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        CASH AND CASH EQUIVALENTS
        All highly liquid assets with an original maturity of three months or less are considered to be cash equivalents.

        REVENUE RECOGNITION
        Sales revenue is recognized upon shipment of orders. Accounts receivable consists of the amounts estimated to be collectible on sales, after provision for uncollectible amounts.

        INVENTORIES
        Inventories are valued at the lower of cost or market, with cost determined using the first-in, first-out method. Inventories are reduced for estimated excess and obsolete inventory as considered necessary. At December 27, 1997, the reserve for estimated excess and obsolete inventory was $248,000. In connection with the Acquisitions, inventories were stepped-up to fair value in accordance with the purchase method of accounting in the amount of $292,386. Such amount was fully amortized to cost of goods sold during the period ended December 27, 1997 and had the one-time effect of reducing gross margins of the Company during this period.

        PROPERTY AND EQUIPMENT
        Property and equipment acquired as part of the Acquisitions are recorded at fair value and all subsequently acquired property and equipment is recorded at cost. Depreciation for financial reporting purposes is provided by the straight-line method over the following estimated useful lives:

             Machinery and equipment                                 5-10 years
             Buildings and building improvements                       25 years
             Furniture and fixtures                                  5-10 years

        Expenditures   for  renewals  and   betterments   are   capitalized  and
        maintenance and repairs are charged to operations.

        PROPERTIES HELD FOR SALE
        Properties held for sale consists primarily of land and a building each in Parsons, Kansas and Corcoran, California. In February 1998, the Company closed its Parsons, Kansas and its Corcoran, California plants. The closing of these plants was contemplated as part of the Acquisitions (Note 2). The costs associated with such plant closings were recorded in the accounting for the Acquisitions.

        TRANSLATION OF FOREIGN CURRENCIES
        Assets and liabilities of the Company's Canadian subsidiary (Frye Carbon Products, Ltd.) are translated using the exchange rates in effect at the balance sheet date and the cumulative translation adjustment has been included in stockholders' equity. Results of operations are translated using the average exchange rates prevailing throughout the year. Realized gains and losses from foreign currency transactions, which were not material, are included in operations for the period.

        GOODWILL AND NONCOMPETE AGREEMENTS
        The excess cost over the fair value of net assets acquired is recorded as goodwill and is amortized by the straight-line method over four years. The noncompete agreements, which were entered into by the Predecessor in 1995, are being amortized over the lives of the agreements which range from 5 to 10 years. Management periodically evaluates the recoverability of goodwill and noncompete agreements based on undiscounted cash flows (Note 5).

        DEFERRED FINANCING COSTS
        Deferred financing costs relating to long-term debt are amortized by the straight-line method over the terms of the related debt obligations (Note 5).

        IMPAIRMENT OF LONG-LIVED ASSETS
        Impairment losses are recorded on long-lived assets used in operations (including goodwill) when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts.

        ENVIRONMENTAL POLICY
        The Company accrues for environmental expenses resulting from existing conditions that relate to past operations and are reasonably estimable.

        INCOME TAXES
        The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences, utilizing currently enacted tax rates, for temporary differences between the carrying amounts and the tax basis of assets and liabilities. Deferred tax assets are recognized, net of any necessary valuation allowance, for the estimated future tax effects of deductible temporary differences and tax operating loss and credit carryforwards. Deferred tax expense or benefit represents the change in the deferred tax asset or liability balances.

        CONCENTRATIONS OF CREDIT RISK
        Financial instruments which potentially expose the Company to concentration of credit risk include trade receivables generated by the Company as a result of selling speciality coated papers, inks and
        ribbons.   To  minimize  this  risk,   ongoing  credit  evaluations  of
        customers' financial condition are performed and reserves are maintained. The Company typically does not require collateral.

        FAIR VALUE OF FINANCIAL INSTRUMENTS
        The carrying value of variable rate long-term debt equals fair value. The carrying value of fixed rate long-term debt was recorded at fair value on the date of the Acquisitions and is considered to approximate fair value as the fixed rate approximates current rates that could be obtained by the Company if refinancing occurred. The Company has determined that the fair value of cash, accounts receivable and accounts payable approximate book value at December 27, 1997, based upon the short-term nature of these assets and liabilities.

        USE OF ESTIMATES
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

        NEW ACCOUNTING PRONOUNCEMENTS
        In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). The Company will implement SFAS 130 and SFAS 131 as required in 1998, which will require the Company to report and display separately certain information related to comprehensive income and operating segments but will not result in any changes to previously recorded amounts.

4.      PROPERTY AND EQUIPMENT

        Property and equipment as of December 27, 1997 consists of:

        Machinery and equipment                       $       1,474,710
        Buildings and building improvements                     490,000
        Land and Land improvements                              240,000
        Furniture and fixtures                                   41,820
                                                         --------------

                                                              2,246,530

        Accumulated depreciation                              (181,806)
                                                              --------

        Property and equipment, net                   $       2,064,724
                                                           ============

5.      GOODWILL AND OTHER ASSETS

        Goodwill and other assets (accumulated amortization is provided in parentheses) as of December 27, 1997 consist of:

        Goodwill ($7,770,809)                            $      31,083,235
        Deferred financing costs
          ($352,714 included in interest expense)                1,763,572
        Noncompete agreements ($30,526)                             92,771
                                                              ------------

                                                                32,939,578

        Accumulated amortization                               (8,154,049)
                                                               ----------

        Goodwill and other assets, net                   $      24,785,529
                                                             =============

6.      ACCRUED EXPENSES

        Accrued expenses consist of the following at December 27, 1997:

        Employee costs and benefits                          $       1,163,560
        Restructuring, severance and relocation                        898,821
        Interest                                                       357,428
        Other                                                        1,285,419
                                                                     ---------

        Accrued expenses                                     $       3,705,228
                                                                     =========

        RESTRUCTURING, SEVERANCE AND RELOCATION
        In connection with the Acquisitions (Note 2), the Company developed and implemented a plan (the "Restructuring Plan") to reduce costs and improve operating efficiencies. The principal actions in the Restructuring Plan involved: (i) the closing of operating facilities in Sturgis, Michigan (completed in January 1997); Springfield, Massachusetts (completed in February 1997); Conyers, Georgia (completed in March 1997); Parsons, Kansas (completed in February 1998) and Corcoran, California (completed in February 1998); (ii) consolidation of support infrastructure and (iii) termination of employees.

        The major components of the Restructuring Plan liability, which was recorded as part of the accounting for the Acquisitions, and related activity for the period ended December 27, 1997 are as follows:

                                    Balance at                     Balance at
                                    December 31,      1997         December 27,
                                    1996             Charges       1997
                                    -----------      -------       ------------

        Plant closings and
          reconfiguration          $  1,194,323   $   770,782      $   423,541
        Lease commitment                417,370       126,264          291,106
        Severance                       523,648       416,133          107,515
        Relocation                       53,000         8,000           45,000
        Moving expenses and other        56,000        24,341           31,659
                                     ----------      --------        ---------

                                   $  2,244,341   $ 1,345,520      $   898,821
                                   ============   ===========      ===========

7.      LONG-TERM DEBT

                                                   December 27,
                                                       1997


        Revolving credit facility                $           --
        Term loan                                    17,200,000
        Senior  subordinated  notes payable
          to Predecessor  shareholders,  Fixed
          rate of 8%, payable in three annual
          installments Beginning December 30,
          1997 (Note 13 and 14)                         937,640
                                                   ------------
                                                     18,137,640


        Current maturities of long-term debt        (4,612,547)
        Unamortized discount on notes payable          (38,411)
                                                   ------------

        Long-term debt                       $       13,486,682
                                                     ==========

        REVOLVING CREDIT AND TERM LOAN AGREEMENT
        In connection with the financing of the Acquisitions (Note 2), the Company's wholly-owned indirect subsidiary, FryeTech, Inc. (formerly Frye Copysystems, Inc.), entered into a revolving credit and term loan agreement (the "Agreement") with a bank. The Agreement provides for borrowings under a revolving credit facility of up to $13,000,000 and for term loan of $21,500,000. The borrowings are secured by the assets of the Company and each of its wholly owned subsidiaries, except for the Company's Canadian subsidiary (Frye Carbon Products, Ltd.). Borrowings under the Agreement are restricted to financing the
        Acquisitions, future investments and acquisitions, working capital requirements and general corporate purposes.

        The amounts available under the revolving credit facility are automatically reduced by $2,600,000 annually, beginning on December 31, 1997. As of December 27, 1997, (after giving effect to the mandatory reduction of $2,600,000 on December 31, 1997), $10,400,000 was available to be borrowed under the revolving credit facility. Fees for unused commitments on the revolving credit facility were $60,426 for the period ended December 27, 1997. The term loan requires twenty consecutive quarterly payments of $1,075,000 commencing on March 31, 1997. The revolving credit facility and term loan, through an amendment to the Agreement, are renewable annually (at the Company's option); however, not to be extended beyond December 30, 2001. As part of the aggregate amount available under the revolving credit facility, the Agreement provides for the issuance of standby letters of credit. At December 27, 1997, outstanding letters of credit amounted to $0.

        Borrowings under the Agreement bear interest at the Company's option, at either (i) the banks' prime rate plus applicable margin or (ii) the eurodollar rate plus applicable margin, provided that the relevant portion of the borrowings is in excess of $500,000. The applicable margin is computed based upon the leverage ratio of FryeTech, Inc. at various dates, as specified in the Agreement. As of December 27, 1997, the Company's borrowing rate under the Agreement is 8.375%, the eurodollar rate option plus applicable margin for $16,775,000 of the borrowings and 9.5%, the banks' prime rate plus applicable margin for $425,000 of the borrowings.

        Under the terms of the Agreement, FryeTech, Inc. is restricted from paying dividends and is required to comply with various financial covenants, including a leverage ratio and cumulative EBITDA requirements. In accordance with the terms of the Agreements, the financial covenants are computed on a quarterly basis (November 30; February 28; May 31 and August 31). FryeTech, Inc. was in compliance with such covenants throughout 1997.

        SENIOR  SUBORDINATED  NOTES  PAYABLE
        On  December  30,  1996,   as  partial   consideration   for  the  Frye
        acquisition, the Company issued 8% Senior Subordinated Notes (the "Notes") to the shareholders of the Predecessor at a face value of $937,640. The terms of the Notes require principal payments to be made in three annual installments of $312,547 commencing on December 31, 1997. The Notes are unsecured and bear interest at 8%, payable each March 31; June 30; September 30; and December 31 through the maturity date of December 30, 1999. The difference between the face value of the Notes and the estimated fair value ($880,022) recorded by the Company on the date of the Frye acquisition of $57,618 is being amortized over the life of the Notes using the straight-line method. The Notes are subordinated to the prior payment and satisfaction of indebtedness outstanding under the revolving credit and term loan agreement. Currently, the principal payment due on December 31, 1997 has not been paid by the mutual consent of the shareholders of the Predecessor and the Company as a result of certain pending indemnification claims (Note
        12).

        Annual maturities of long-term debt as of December 27, 1997 are as follows:

         1998                                                $       4,612,547
         1999                                                        4,612,547
         2000                                                        4,612,546
         2001                                                        4,300,000
         2002                                                               --
         Thereafter                                                         --
                                                            ------------------

         Total                                               $      18,137,640
                                                                   ===========

8.      OTHER LONG-TERM LIABILITIES

        PRODUCT PURCHASE AGREEMENT
        The Company entered into an amended product purchase and loan agreement (the "Product Purchase Agreement") that provides for the Company to purchase annually a fixed percentage of its tissue paper through July 14, 2002. Under the terms of the amended Product Purchase Agreement, the Company was advanced $3,500,000 on an unsecured basis. As of December 27, 1997, $2,625,000 of the funds are outstanding, of which $525,000 is classified as a current liability and $2,100,000 is classified within other long-term liabilities. The amended repayment terms of the Product Purchase Agreement require annual payments of $525,000 which will begin in July 1998. The Company imputes interest expense on the Product Purchase Agreement at an interest rate that varies with the price of tissue paper purchased (approximately 8% at December 27, 1997), which is paid for at the time of purchase of tissue paper.

9.      INCOME TAXES

        Provision (benefit) for income taxes for the period ended December 27, 1997 includes:

        Current:
           Federal                                           $       3,491,072
           State                                                       713,757
                                                                    ----------

                                                                     4,204,829
                                                                     ---------

        Deferred:
           Federal                                                   (514,406)
           State                                                     (105,179)
                                                                     --------

                                                                     (619,585)
                                                                     --------

                                                             $       3,585,244
                                                                     =========

        During the period ended December 27, 1997, the Company's Canadian subsidiary's (Frye Carbon Products Ltd.) pre-tax loss was approximately $122,000, which related primarily to amortization of non-deductible goodwill. On the basis of materiality, a separate provision for foreign income taxes has not been presented.

        A summary of the composition of gross deferred income tax assets and liabilities at December 27, 1997 is as follows:

        Assets:
           Amortization of goodwill                             $       665,480
           Accrued liabilities                                          774,594
           Restructuring, severance and relocation liabilities          363,960
           Inventory differences                                        103,621
           Other                                                        152,395
                                                                     ----------

        Gross deferred tax assets                               $     2,060,050
                                                                   ============

        Liabilities:
           Unremitted earnings of foreign subsidiary            $     (413,315)
           Depreciation                                               (132,703)
                                                                   ------------

        Gross deferred tax liabilities                          $     (546,018)
                                                                   ============

        The differences between income tax at the statutory federal income tax rate and income tax as reported in the statement of operations for the period ended December 27, 1997 are as follows:

        Income tax expense at federal statutory rate (34%)      $     1,313,111
        Nondeductible goodwill amortization                           1,836,680
        State income taxes, net of federal benefit                      401,661
        Other                                                            33,792
                                                                    -----------

                                                                $     3,585,244
                                                                      =========

10.     EMPLOYEE BENEFIT PLANS

        PENSION PLANS
        The Company has defined benefit plans (a non-union plan and a bargaining plan) covering certain employees and former employees of the Predecessor which were frozen prior to the Acquisitions. Benefits under these plans are based on an employee's years of service and compensation during the years immediately preceding retirement. The plan's assets include common stock, corporate bonds, long and short-term investments and cash. The Company's funding policy is based on an actuarially determined cost method allowable under Internal Revenue Service regulations.

        Net periodic pension cost (income) of the defined benefit plans was as follows for the period ended December 27, 1997:

                                                 Non-Union           Bargaining
                                                 Plan                Plan

        Service cost on benefits earned during
           the period                          $        --     $             --
        Interest cost on projected benefit
           obligation                              125,575               66,673
        Actual (return)/loss on plan assets      (246,273)            (116,835)
        Net amortization and deferral               98,238               46,408
                                               -----------          -----------

        Net periodic pension cost (income)     $  (22,460)     $        (3,754)
                                                 =========         ============

        The funded status as of December 27, 1997 is reconciled to the prepaid (accrued) pension expense as follows:

                                                 Non-Union           Bargaining
                                                 Plan                Plan

        Actuarial present value of benefit
         obligations:
               Vested benefit obligation      $(1,880,824)        $   (979,930)
               Nonvested benefit obligation             --                   --
                                              ------------        -------------

               Accumulated benefit obligation
                  and projected benefit
                  obligation                   (1,880,824)            (979,930)

               Plan assets at fair value         1,994,309              933,291
                                                 ---------              -------

               Plan assets in excess (deficit)
                    of projected benefit
                    obligation                     113,485             (46,639)
               Unrecognized net gain (loss)
                    from past experience
                    different from that assumed        638              (1,396)
                                                ----------            ---------

               Prepaid (accrued) pension
                    expense                   $    114,123        $    (48,035)
                                                ==========            =========

        Assumptions used for the period ended December 27, 1997 were as follows:

                                                    Non-Union        Bargaining
                                                    Plan             Plan

        Weighted average discount rate                  6.75%             6.75%
        Expected long-term rate of return on assets     8.00%             8.00%

        RETIREMENT PLAN
        The Company maintains two qualified Profit Sharing/401(k) Plans (the "Plans") covering substantially all employees. The Company's contributions to the Plans for the period ended December 27, 1997 were $0.

        EMPLOYEE STOCK OWNERSHIP PLAN
        The Company has an employee stock ownership plan ("ESOP") option available through the Plans covering substantially all employees of the Predecessor. In connection with Paper's acquisition of the Predecessor, as described in Note 2, ESOP shareholders received approximately $118,000 of cash and 6,236 shares of Paper Class A common stock.

        During April 1997, Paper afforded participants of the ESOP with the opportunity to sell their shares of Paper for approximately $95.15 per share. In connection with this offer, Paper acquired all 6,236 shares of its Class A stock for approximately $593,336 of cash which was distributed to participants in accordance with the terms of the ESOP. Concurrently, the Company terminated the employees option to participate in the ESOP.

        The Company made no contributions to the ESOP during the period ended December 27, 1997.

11.      CLASS B COMMON STOCK

        In connection with consummating the Acquisitions, the Company issued 1,000 shares of its Class B common stock, par value $.01 per share in consideration of services rendered to the Company. The Class B common stock is non-voting.

12.     COMMITMENTS AND CONTINGENCIES

        LEASES
        The Company has a number of operating lease agreements primarily involving office space, automobiles, computers and office equipment. The Company's rent expense for the period ended December 27, 1997 was $467,769. Minimum lease payments required under the operating leases as of December 27, 1997 are as follows:

        1998                                                     $      446,790
        1999                                                            274,381
        2000                                                            150,861
        2001                                                             30,653
        2002                                                             25,544
        Thereafter                                                           --
                                                                 --------------

                                                                 $      928,229
                                                                 ==============

        ENVIRONMENTAL MATTER
        In 1995, the Predecessor, and several other companies, were sued by a third party (the "Plaintiff") for costs incurred by the Plaintiff in investigating and cleaning up a Superfund site ("Site") in the state of New York pursuant to an order issued by the Environmental Protection Agency ("EPA"). The Plaintiff alleges that the Predecessor's facility in Newburgh, New York sent waste to the Site during the 1960's and 1970's when the Site was operated as a dump for local residences and businesses. In July 1997, the EPA issued an order ("Order") to the Company and several other companies requiring them to assist the Plaintiff in cleanup of the Site. Pursuant to this Order, the Company was requested to pay $440,000 plus 10% of any shortfalls in the ongoing cleanup efforts of the Site, plus $90,000 towards the EPA's past costs at this Site, plus approximately $42,500 in other costs incurred by the EPA. The Company made a payment of $125,000 to the Plaintiff in February 1998 relating to this matter. Settlement discussions are continuing however, it is likely that the Company will settle this matter generally in accordance with the terms outlined above. Because additional potentially responsible parties, who may also be required to contribute to the remediation of the Site, continue to be identified, and because the proposed settlement does not address possible groundwater remediation at the Site, it is not clear what the Company's ultimate liability for this matter may be.

        Management believes the Company's probable, nondiscounted liability at December 27, 1997 associated with the above environmental matter is $630,000 ($504,000 included in other long-term liabilities and $126,000 included in accrued expenses). A portion of the liability was established by the Predecessor prior to the Acquisitions and the remainder was established in connection with the accounting for the Acquisitions (Note 2).

        FEDERAL INCOME TAX MATTER
        The Internal Revenue Service ("IRS") is currently challenging certain deductions taken by the Predecessor during its taxable years 1991 through 1994. In February 1998, the IRS issued a Notice of Deficiency to the Company regarding this matter. The Company filed a petition with the United States Tax Court in May 1998 challenging the proposed adjustment for additional tax made by the IRS and the Company is currently waiting for a reply from the IRS.

        At December 27, 1997, the Company has recorded an estimated contingent liability, which was established by the Predecessor prior to the Acquisitions (Note 2), for the above federal income tax matter. On the basis of information furnished by counsel and others, management believes that the range of estimated loss, if any, to be incurred in connection with this matter in excess of the amount recorded by the Company as a component of income taxes payable at December 27, 1997, will not have a material adverse impact on the results of operations or the financial position of the Company.

        LITIGATION
        The Company is involved in various litigation arising in the normal course of business. In the opinion of management, the Company's ultimate liability beyond amounts recorded, if any, under pending litigation would not materially affect its financial condition or the results of its operations.

        INDEMNIFICATION PROVISIONS
        The Frye Acquisition, Inc. Stock Purchase Agreement contains certain indemnification provisions which provide for cancellation of up to all of the senior subordinated seller notes face value of $937,640 in the event that the ultimate settlement of the litigation, environmental and income tax matters discussed above exceeds amounts recorded by the Company.

13.      RELATED PARTY TRANSACTIONS AND BALANCES

        In connection with the Acquisitions, the Company issued senior subordinated notes payable to the sellers of the Predecessor, also common stockholders of the Company. During the period ended December 27, 1997, interest paid to the related common stockholders was approximately $56,000. As of December 27, 1997, interest payable to the related common stockholders was approximately $19,000.

        During  the  period  ended  December  27,  1997,  the  Company  incurred management fees of $500,000 to the Company's majority common stockholder; such expense is included in selling, general and administrative expense. At December 27, 1997, $300,000 of such expense is included in accrued expenses and was paid in the first quarter of 1998.

        The Company has two non-current notes receivable from the Company's majority common stockholder in the amounts of $500,000 and $1,750,000 at December 27, 1997. The notes are payable in full on July 21, 2002 and October 6, 2002, respectively and bear interest at 10% payable at least 50% in cash and the remainder at the option of the majority common stockholder, payable in-kind.

14.     SUBSEQUENT EVENTS

        REPURCHASE OF SENIOR SUBORDINATED NOTES AND COMMON STOCK
        On March 31, 1998, the Company entered into an agreement with certain of the Predecessor shareholders to repurchase 24,116 shares of its Class A voting common stock and a portion of the total senior subordinated notes for cash of $372,768. Of the cash payment made by the Company, $241,160 was allocated to the paydown of senior subordinated notes payable and $131,608 was allocated to the repurchase and retirement of Class A common stock. As a result of the transaction, which was completed on April 15, 1998, all obligations of the Company relative to the portion of the repurchased senior subordinated notes were extinguished and all rights of the redeemed Predecessor shareholders were terminated.

        SALE OF THE COMPANY
        On April 20, 1998, the Company's shareholders consummated a transaction pursuant to which 100% of the outstanding common stock was acquired by a newly formed corporation. In exchange for their stock, the shareholders of the Company received non-cash consideration consisting of a 20% voting interest in the newly formed corporation, warrants to purchase up to an additional 35% voting interest in such corporation, and promissory notes as well as contingent cash consideration based upon the results of Paper Acquisition Corp.'s operating performance over the five year period beginning September 1, 1997. Subsequent to the transaction, the Company changed its fiscal year end to December 31.

WORLDCORP, INC.
UNAUDITED PRO FORMA FINANCIAL INFORMATION
December 31, 1997

The following unaudited pro forma condensed financial information gives effect to WorldCorp, Inc., a Delaware corporation ("WorldCorp") acquiring an 80% interest in Paper Acquisition Corp., a Delaware corporation ("Paper") on April 20, 1998. Paper was organized by Sun Capital Partners, Inc. ("Sun Capital") to acquire and operate specialty paper businesses. In December 1996, Paper acquired and consolidated two companies that produce a variety of coated papers, specialty inks and ribbons which are sold to business forms manufacturers. The purchase price of Paper was approximately $19.6 million and was allocated as follows: (1) approximately ($17.0) million to the tangible and identifiable intangible assets net of liabilities assumed, (2) approximately ($1.3) million to minority interest and (3) approximately $37.9 million to the cost in excess of the net assets acquired ("goodwill"). The goodwill will be amortized over a 20 year period on a straight-line basis.

The unaudited pro forma condensed balance sheet has been prepared as if the acquisition was consummated as of December 31, 1997. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 has been prepared as if the acquisition was consummated as of January 1, 1997.

This method of combining historical financial statements for the preparation of the pro forma condensed consolidated financial information is for presentation only. Actual statements of operations of WorldCorp will reflect the operating results of Paper from the closing date of the acquisition with no retroactive restatements. The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and is not necessarily indicative of the consolidated financial position or consolidated results of operations that would have been reported had the acquisition occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position or results of operations for any future period. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and related notes of WorldCorp and Paper, incorporated by reference or included herein.

WORLDCORP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS Year Ended December 31, 1997
(Dollars in thousands, except share data)
(unaudited)


                                                     Historical    Historical     Pro Forma        Pro Forma
                                                     WORLDCORP     PAPER          ADJUSTMENTS      WORLDCORP


OPERATING REVENUES

World Airways                                        $   216,092   $       --     $         --    $      216,092
Paper                                                          --      48,073               --            48,073
                                                     ------------    --------      -----------          --------
Total operating revenues                                 216,092       48,073               --           264,165

OPERATING EXPENSES
World Airways:
    Flight                                                47,892           --               --            47,892
    Maintenance                                           44,698           --               --            44,698
    Aircraft costs                                        65,046           --               --            65,046
    Fuel                                                  10,660           --               --            10,660
    Flight operations subcontracted to other carriers      2,367           --               --             2,367
    Promotions, sales, and commissions                     6,919           --               --             6,919
    Depreciation and amortization                          5,795           --               --             5,795
    General and administrative                            17,818           --               --            17,818
                                                        --------     --------        ---------         ---------
Total operating expenses - World Airways                 201,195           --               --           201,195

Paper:
    Cost of Sales                                             --       29,034               --            29,034
    Selling, general and administrative                       --       12,320          (7,780) (i)         4,540
                                                     -----------     --------       ----------         ---------
Total operating expenses - Paper                              --       41,354          (7,780)            33,574

WorldCorp - general and administrative                     2,198           --            1,896 (g)         5,134
                                                                                           540 (l)
                                                                                           500 (m)
                                                     ------------- ------------     ----------         ---------

Total operating expenses                                 203,393       41,354          (4,844)           239,903
                                                         -------       ------       ----------         ---------

OPERATING INCOME                                          12,699        6,719            4,844            24,262
                                                        --------      -------          -------        ----------

OTHER INCOME (EXPENSE)
Interest expense                                         (9,575)      (2,770)          (1,280) (h)      (13,625)
Interest income                                              931           --               --               931
Equity in earnings (loss) of affiliates                 (26,975)           --               --          (26,975)
Loss on purchase of equity by affiliates, net            (8,726)           --               --           (8,726)
Gain on sale of subsidiaries' stock                       17,615           --               --            17,615
Other, net                                                    31         (87)               --              (56)
                                                         -------    ---------    -------------     -------------
Total other income (expense), net                       (26,699)      (2,857)          (1,280)          (30,836)
                                                     -----------    ---------       ----------       -----------

EARNINGS (LOSS) BEFORE TAXES AND
    MINORITY INTEREST                                   (14,000)        3,862            3,564           (6,574)

INCOME TAX EXPENSE                                         (350)      (3,585)            2,870 (j)       (1,065)
MINORITY INTEREST                                        (4,778)           --          (1,929) (k)       (6,707)
                                                      ----------    ---------       ----------        ----------

NET EARNINGS (LOSS)                                  $  (19,128)   $      277     $      4,505        $ (14,346)
                                                      ==========    =========      ===========         =========

BASIC LOSS PER SHARE                                 $    (1.29)                                      $   (0.97)
                                                      ==========                                        ========

WEIGHTED AVERAGE SHARES OUTSTANDING                   14,804,356                                      14,804,356
                                                     ===========                                      ==========


Diluted earnings (loss) per share are anti-dilutive.

WORLDCORP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 1997
(in thousands)
(unaudited)

                                                     Historical    Historical     Pro Forma        Pro Forma
                                                     WORLDCORP     PAPER          ADJUSTMENTS      WORLDCORP


Cash                                                 $     4,659   $       89     $        --     $      4,748
Trade accounts receivable                                     --        4,047              --            4,047
Other receivables                                            214           --              --              214
Deferred income taxes                                         --        1,065           (852) (b)          213
Prepaid expenses and other current assets                     57          201              --              258
Inventories                                                   --        1,811             240 (f)        2,051
                                                      ----------      -------         -------      -----------
Total current assets                                       4,930        7,213           (612)           11,531
                                                       ---------    ---------      ----------       ----------

Note receivable from related party                            --        2,250              --            2,250
Deferred income taxes, net                                    --          449           (359) (b)           90
Property and equipment, net                                  261        2,065              --            2,326
Property held for sale                                        --          640              --              640
Investment in affiliates                                   8,344           --           5,633 (a)       13,977
Other assets and deferred charges, net                     2,454           --              --            2,454
Goodwill and other assets, net                               843       24,786          33,235 (f)       38,753
                                                                                     (18,701) (e)
                                                                                      (1,410) (f)
                                                       ---------    ---------      ----------       ----------
TOTAL ASSETS                                         $    16,832   $   37,403     $    17,786     $     72,021
                                                         =======      =======        ========          =======

Current maturities of long-term obligations          $     9,626   $    4,613     $     1,000 (a) $     15,239
Current maturities of Product Purchase Agreement              --          525              --              525
Accounts payable                                             187        1,942              --            2,129
Due to affiliate, net                                        259           --              --              259
Accrued salaries and wages                                   610           --              --              610
Accrued interest                                             818           --              --              818
Accrued taxes                                                 99        2,427              --            2,526
Accrued expenses                                               --       3,705               --           3,705
                                                     ------------    --------     ------------        --------
Total current liabilities                                 11,599       13,212           1,000           25,811
                                                        --------     --------        --------         --------

Long-term obligations, net                                65,000       13,487          15,000 (a)       92,077
                                                                                      (1,410) (f)
Other long term liabilities                                  163        2,887           2,090 (a)        5,140
                                                       ---------     --------        --------        ---------
TOTAL LIABILITIES                                         76,762       29,586          16,680          123,028
                                                        --------    ---------        --------         --------

Minority interest                                             --           --         (3,200) (d)        2,714
                                                                                        1,563 (d)
                                                                                        4,351 (d)

Common stock                                              16,643            5             (5) (c)       16,643
Additional paid-in capital                                43,966        4,413         (4,413) (c)       43,966
Deferred compensation                                       (25)           --              --             (25)
Cumulative translation adjustment                             --         (62)              62 (c)           --
Historical cost basis of continuing shareholder
  interest in excess of fair value of purchase price          --        3,184         (3,184) (c)           --
Unrealized gain on investments of affiliates                 125           --              --              125
Retained earnings (accumulated deficit)                (110,494)          277           (277) (c)    (104,285)
                                                                                          576 (f)
                                                                                        5,633 (n)
Treasury Stock                                          (10,145)           --              --         (10,145)
                                                       ---------   ----------     -----------       ----------

Total common stockholders' equity (deficit)             (59,930)        7,817         (1,608)         (53,721)
                                                       ---------    ---------       ---------       ----------

TOTAL LIABILITIES AND COMMON
     STOCKHOLDERS' EQUITY (DEFICIT)                  $    16,832   $   37,403     $    17,786     $     72,021
                                                       =========     ========        ========       ==========

                        WORLDCORP, INC. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                 (in thousands)


NOTE 1 - PURCHASE PRICE OF PAPER

      The purchase price of the acquisition of Paper is comprised of the following (in thousands):

Estimated fair value of warrants to acquire 35%
   of WorldCorp Acquisition Corp.                                   $     2,090
20% of fair value of World Airways at date of acquisition                 4,351
80% of WorldCorp Acquisition Corp. 8% interest-only
   promissory notes due April 2003                                       12,000
80% of WorldCorp Acquisition Corp. 8% promissory notes
   due March 1999                                                           800
Estimated WorldCorp transaction costs                                       400
                                                                      ---------
        Total                                                       $    19,641
                                                                      =========

      The purchase price is expected to be allocated as follows:

Current assets                                                      $     7,014
Equipment                                                                 2,582
Other assets                                                                495
Goodwill                                                                 37,910
Liabilities assumed                                                     (9,730)
Debt assumed                                                           (17,303)
Minority interest                                                       (1,327)
                                                                      ---------
        Total                                                       $    19,641
                                                                      =========

The allocation of the purchase price to Paper's tangible and identifiable intangible assets was based on management's preliminary estimate of the fair value of those assets. The final estimation of the fair value of assets and liabilities assumed may result in differences in the final allocation of the purchase price.

NOTE 2 - PRO FORMA PURCHASE ADJUSTMENTS - PAPER ACQUISITION

The following pro forma adjustments have been made to the unaudited pro forma condensed consolidated financial information:

(a) Represents the debt assumed, and warrants issued in connection with the acquisition of Paper, and the related investment in Paper.

(b) Eliminates 80% of the net deferred tax assets of Paper, for which realization is not considered more likely than not.

(c)      Elimination of the historical equity of Paper.

(d) Reflects the minority interest to be recorded as a result of the above adjustments.

(e) Reflects the elimination of 80% of the historical goodwill recorded by Paper.

(f) Reflects the fair value adjustments recorded in connection with the preliminary allocation of the purchase price to the assets acquired and liabilities assumed and the goodwill resulting from the acquisition, which will be amortized over a 20 year period.

(g) Reflects amortization of the preliminary allocation of purchase price to goodwill. This amount is being amortized on a straight-line basis over a 20 year period.

(h) Reflects the interest expense on the $15 million, 8% interest-only promissory notes of WorldCorp Acquisition Corp. and the $1 million, 8% promissory notes of WorldCorp Acquisition Corp., issued in connection with the acquisition of Paper.

(i) Reflects the elimination of Paper's historical amortization of goodwill.

(j)      Reflects pro forma adjustments relating to income tax expense.

(k) Reflects the recording of the 20% minority interest of Paper by WorldCorp.

(l) Reflects the amortization of seven-year management options to acquire 20% and 10% of stock of WorldCorp and WorldCorp Acquisition Corp., respectively.

(m) Reflects the annual consulting fee of $0.5 million to be paid by WorldCorp to Sun Capital.

(n) WorldCorp will recognize a gain on the acquisition of Paper of approximately $5.6 million, which is not reflected in the accompanying unaudited pro forma condensed consolidated statement of operations.